Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Melendy E. Lovett
Senior Vice President and Chief Administrative Officer
July 26, 2018
Thank you Tim and good morning everyone.
We’ve made excellent progress on the expected spin-off of Trinity’s infrastructure-related businesses and remain on track to complete the transaction in the fourth quarter of this year. We are grateful to all of our employees - those who are continuing to deliver quality business results to both internal and external stakeholders as well as those who are working on the spin-off.
Our initial Form 10 was filed in May with the SEC. In June, we filed an amended Form 10 that included first quarter 2018 financial information for Arcosa and its expected business segments. We have made significant progress in our financial reporting preparations and will continue with amended filings as needed leading up to the spin off in the fourth quarter.
Our spin-off project leadership teams are continuing their work on all of the key transaction and separation deliverables.
Both companies expect to host their own Investor Days, most likely in the fourth quarter following the declaration date for the distribution of Arcosa shares. Details will be provided to the investment community when plans are finalized.
We will continue to update our stakeholders on our quarterly earnings calls, and at other times as appropriate. Again, we want to recognize our employees, leadership teams, and external advisors for the significant effort and accomplishments through the first half of this year. Their dedication and focus can be seen in the excellent progress achieved to date as well as in the positive outlook for both companies. I will now turn the call over to Antonio.